Exhibit 10.2

AMENDMENT TO THE LOAN CONVERSION AGREEMENT

THIS AMENDMENT TO LOAN CONVERSION AGREEMENT (this “Amendment”) is made and entered into as of October 6, 2015, by and between Flux Power Holdings, Inc., a Nevada corporation (“Flux Holdings”), Flux Power, Inc., a California corporation (“Flux Power” and together with Flux Holdings, the “Company”) and Esenjay Investments, LLC (“Esenjay”). This Amendment amends the Loan Conversaion agreement between the Company and Esenjay September 3, 2015 (the “Original Agreement”). All capitalized terms used and not defined in this Amendment shall have the meaning ascribed to them in the Original Agreement.

RECITALS:

WHEREAS, it was the intent of the Parties that (i) Esenjay converted all of the Debt into 51,171,025 Shares, and (ii) Esenjay shall have the right to convert additional amounts to be borrowed under the Loans at the conversion price equal to the future offering price of the Shares;

WHEREAS, under the Original Agreement the Debt was converted into 51,171,025 Shares on September 3, 2015 but the Original Agreement did not properly reflect Esenjay’s right to convert additional amounts to be borrowed under the Loans at the conversion price equal to the future offering price of the Shares;

WHEREAS, the Parties wish to amend the Original Agreement to properly reflect the intent of the Parties.

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment. Section 1.1 of the Original Agreement is hereby amended by substituting the following for such Section 1.1 in its entirety:

“1.1 Debt Conversion. Esenjay hereby agrees and acknowledges the conversion of the Debt into shares of Common Stock (“Shares”) at a conversion price of $0.04 per share (“Debt Conversion”). In addition, the Parties agree that the Loans are hereby amended granting Esenjay the right to convert additional amounts to be borrowed under the Loans (after September 3, 2015) at the conversion price equal to the future offering price of the Shares.”

2. Ratification of Original Agreement. The Original Agreement and Loans, as expressly amended hereby, is ratified and affirmed by the Company and Esenjay, and remains in full force and effect.

3. Survival. All representations, warranties, covenants, indemnifications and obligations set forth in the Original Agreement (as amended hereby), this Amendment and all agreements, certificates and instruments delivered in connection therewith or herewith shall survive the execution and delivery of this Amendment and shall remain in full force and effect in accordance with their respective terms to the extent provided in the Original Agreement (as amended hereby), this Amendment and all agreements, certificates and instruments.

4. Counterparts. This Amendment may be executed in any number of counterparts, all of which together shall constitute one instrument.

ESENJAY:		COMPANY:

Esenjay Investments, LLC		Flux Power Holdings Inc.

By:	/s/ Michael E. Johnson	By:	/s/ Ron Dutt
Name:	Michael Johnson, Manager	Name:	Ron Dutt
		Title:	CEO

Flux Power, Inc.

Address:	500 N. Water Street, Suite 1100S	By:	/s/ Ron Dutt
	Corpus Christi, Texas 78401	Name:	Ron Dutt
		Title:	CEO